John Hancock Funds

                               Class P and Class I

                   Multiple Class Plan Pursuant to Rule 18f-3

Each class of shares of each of the John Hancock Funds listed in Appendix A attached hereto (each the "Fund") will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses, except as set forth below. The Board of Trustees/Directors, as the case may be, may determine in the future that other allocations of expenses (whether ordinary or extraordinary) or other services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Except as set forth in the Fund's prospectus and statement of additional information ("prospectus"), shares may be exchanged only for shares of the same class of another fund in the John Hancock group of funds.

Class P Shares

Class P Shares are sold at net asset value and are not subject to an initial sales charge schedule or contingent deferred sales charge but are subject to the minimum purchase requirements set forth in the Fund's prospectus. Class P Shares are subject to fees under the Fund's Class P Rule 12b-1 Distribution Plan on the terms set forth in the Fund's prospectus. The Class P Shareholders have exclusive voting rights, if any, with respect to the Class P Distribution Plan. Class P Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Class P Shares.


Class I Shares

Class I Shares are sold at net asset value and are not subject to an initial sales charge schedule or contingent deferred sales charge but are subject to the minimum purchase requirements set forth in the Fund's prospectus. Class I Shares are not subject to Rule 12b-1 distribution and/or service fees. Class I Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Class I Shares.


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                                   APPENDIX A

John Hancock Institutional Series Trust
 - Independence Growth & Income Fund

Dated:  October 1, 1999